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                                                                    EXHIBIT 10.Z


                         PROFESSIONAL SERVICES AGREEMENT


         This Agreement is entered into this 16th day of January, 2001, by and between David A. Arledge, an individual of Houston, Texas (hereinafter "Contractor") and EL PASO ENERGY CORPORATION, a Delaware corporation (hereinafter "El Paso" or "Company") (collectively, the "Parties" and individually, a "Party").

         WHEREAS, El Paso, El Paso Merger Company, a Delaware corporation and a wholly owned subsidiary of El Paso, and The Coastal Corporation, a Delaware corporation (hereinafter "Coastal"), have entered into an Agreement and Plan of Merger dated as of January 17, 2000 (hereinafter "Merger Agreement"), pursuant to which El Paso Merger Company and Coastal will merge effective on the Closing Date (as defined in the Merger Agreement) (hereinafter "Closing Date"); and

         WHEREAS, Contractor is currently an employee and serves as an officer of Coastal pursuant to an employment agreement dated as of April 1, 1999, by and between Contractor and Coastal, with such employment agreement to terminate on the Closing Date; and

         WHEREAS, Contractor agrees to resign any and all officer and director positions with Coastal and each of its affiliates (except that Contractor shall continue as a member and Vice Chairman of the Board of Directors of El Paso Energy Corporation), effective on the Closing Date; and

         WHEREAS, El Paso desires for Contractor to perform certain work and services for El Paso subsequent to the Closing Date as an independent contractor of El Paso.

         NOW, THEREFORE, for and in consideration of the sums to be paid hereunder, the mutual covenants and promises to be kept, observed and performed, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged and confessed, Contractor and El Paso do hereby agree as follows:


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1.       STATUS OF CONTRACTOR.

         Effective on the Closing Date, Contractor's status as an employee of Coastal will end. The Parties intend that Contractor shall perform work and services for El Paso in the capacity of an independent contractor effective on the Closing Date, in accordance with Articles 2 through 5 below.

2.       SERVICES.

         A. The provisions of this Article 2 shall pertain to the engagement by El Paso of Contractor as an independent contractor in accordance with the terms set out below and shall commence on the first date written above or the Closing Date, as applicable, and will expire on July 31, 2001 unless such Term shall otherwise be extended by mutual consent of the Parties, for an additional period. The Company or Contractor in their sole discretion may terminate this Agreement at any time with thirty (30) days prior written notice.

         B. Contractor hereby agrees to devote his expertise, capabilities, and talent to the duties described herein and to perform his services in a good and diligent manner reasonably calculated to achieve the objectives of this engagement.

         C. With respect to Contractor's duties hereunder, William A. Wise
(Wise) shall be the Company's representative with regard to work performed by Contractor hereunder.

         D. Contractor's duties shall include consulting work on projects as from time to time designated by Wise and agreed to by Contractor. Examples of possible projects are indicated on Attachment A.

         E. Contractor shall be provided such office space and equipment and secretarial services during the term of the Agreement as is reasonably required by Contractor. Such office space shall be located at 9 Greenway Plaza, Houston, Texas and to the extent reasonably possible be the space currently occupied by Contractor.


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         F. Upon execution of this Agreement, Company agrees to pay Contractor the sum of $1,066,000 as full settlement of the obligation to provide office space and staff for former Chairman of The Coastal Corporation as provided in
Article 6.6 of Contractor's Employment Agreement with Coastal dated April 1, 1999 and The Coastal Corporation Board of Directors' minutes dated March 19, 1998, (Attachment B). The term of service pursuant to this Agreement shall not reduce the obligations defined in Article 6.6 of Contractor's Employment Agreement and approved by The Coastal Board of Directors. Payment is to be made within ten (10) days from the date of this Agreement by check mailed to Contractor at the address indicated on page 8 of this Agreement.

         G. It is expressly agreed that Contractor shall act as an independent contractor and shall have no authority to act for or on behalf of the Company or to bind the Company to any contract or in any other manner (except in Contractor's position as a member of the Board of Directors of El Paso Energy Corporation) without the prior express written consent of the Company. Nothing herein contained shall be construed to create a partnership, joint venture or association of any kind, nor shall Contractor be considered an employee of the Company. Any use by Contractor of the Company's established internal forms and the application to Contractor of the Company's personnel or other policies is understood to be merely for the mutual convenience of the Company and Contractor should not be construed to create, or tend to create, or to evidence, or to tend to evidence, an employer-employee relationship. Contractor agrees to assume full responsibility for payment of all contributions and taxes required under federal or state social security, self-employment, workers' compensation, unemployment compensation, and income tax laws, arising from the performance of services under this Agreement, and for payment of any and all valid sales or use taxes levied on supplies and materials furnished and services performed by Contractor hereunder.


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         H. In consideration of the payments to be made to Contractor hereunder,
Contractor does agree to keep confidential any information, data, writings, calculations, agreements or knowledge concerning the business, operating records and operating secrets of the Company and its affiliates, which he has or might from time to time acquire, and Contractor agrees to not disclose such confidential information to any person not an employee of the Company or an affiliate, except as expressly authorized in writing by the Company. In addition, Contractor acknowledges that all books, records, lists, printouts, calculations, files, maps, drawings and similar data used by him or generated by him during the performance of this Agreement, are the property of the Company, and shall, upon termination of this Agreement for whatever reason, remain the property of the Company, and Contractor covenants that the same shall not be removed or copied in whole or in part by Contractor at any time except for use by Company and its affiliates including the Company's attorneys, nor be used in any way for the benefit of any person or business entity save and except the Company and its affiliates. All of such documents shall, upon termination of the Agreement, be returned immediately to the possession of the Company.

         I. During the entire period that this Agreement is effective, the Contractor shall not engage either directly or indirectly in any activity or business, whether as an officer, director, sole proprietor, employee, partner, majority shareholder, consultant or advisor, which is in direct competition with any business engaged in by the Company or any subsidiary or affiliate of the Company, except as otherwise expressly agreed by the Company, which agreement will not be unreasonably withheld.

         J. The Company reposes confidence in the personal qualities and ability of Contractor and it is accordingly understood that this Agreement is personal in nature and may not be assigned by Contractor.


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         K. The Company shall have no responsibility for or with respect to
Contractor except as specifically provided herein.

         L. Subject to Paragraph J, above, this Agreement shall extend to, and be binding upon the parties hereto and their respective heirs, successors and assigns.

         M. This Agreement shall be subject to all applicable laws, rules and regulations, both Federal and State.

         N. No modification or alteration of the terms of this Agreement shall be effective unless in writing, and signed by Contractor and an authorized representative of the Company.

         O. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

3.       SERVICES - MONTHLY PAYMENTS.

         A. As consideration for the services to be performed by Contractor hereunder, the Company agrees to make payment, and Contractor agrees to accept compensation and reimbursement of expenses on the following basis:

                  1. Contractor shall be paid $70,000 per month, within ten (10) days following the month in which the services are rendered. Payment is to be by check and mailed to Contractor at the address indicated on page 8 of this Agreement. As further consideration, the Company will permanently transfer the Contractor's prior corporate memberships in the Houston City Club and the Sweetwater Country Club to Contractor at no cost, if any, to him. Contractor shall thereafter pay the monthly dues. In addition, the Company shall transfer to Contractor his current Coastal assigned vehicle (a 1996 Buick Park Avenue, with vehicle identification number 1G4CW52K4TH627387) as soon as practical after the Closing Date.


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                  2. Contractor shall perform his duties and services as
required under this Agreement during the Company's normal business hours and shall perform such services, or be available to perform such services, as from time to time agreed by Wise and Contractor.

                  3. Payment shall be made for reasonable expenses incurred in the performance of services hereunder, as provided in Article 3, paragraph B, below.

                  4. Contractor shall have the use of Company property and vehicles (including aircraft) in accordance with corporate policy relating to employee utilization.

         B. Within ten (10) days after the end of each calendar month hereunder, beginning in February 2001, Contractor shall submit a monthly invoice (in the form of an expense account) indicating the business expenses properly incurred during such month in performing this Agreement, including transportation expenses and other chargeable items such as hotel bills and meals. Said invoice will be sent to El Paso Energy Corporation, to the attention of Wise. The Company shall pay Contractor not later than twenty (20) days after its receipt and verification of each such invoice.

4.       CODE OF CONDUCT.

         Contractor further agrees to remain in compliance with his responsibilities and obligations as set forth in the Company's Code of Conduct (with the exception of any specific applications of the Code of Conduct that only pertain to employees).

5.       ARBITRATION.

         The Parties agree that all questions as to rights and obligations arising out of the terms of this Agreement are subject to arbitration and such arbitration shall be governed by the provisions of the Texas General Arbitration Act (Texas Civil Practice and Remedies Code, Section 171.001, et seq.). If a dispute should arise under this Agreement, either Party within ten (10) days after


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the date on which the dispute arises may make a demand for arbitration by filing a demand in writing with the other Party.

         The Parties to this Agreement may agree on one arbitrator, but in the event they cannot so agree, there shall be three arbitrators, one named in writing by each of the Parties within ten (10) days after demand for arbitration is made, and a third arbitrator to be chosen by the two arbitrators named. Should either Party fail to timely join in the appointment of the arbitrators, the arbitrators shall be appointed in accordance with the provisions of the Texas Civil Practice and Remedies Code Section 171.003.

         All arbitration proceedings conducted under the terms of this Agreement and all judicial proceedings to enforce any of the provisions of this Agreement shall take place in Houston, Texas. The hearing before the arbitrators of the matter to be arbitrated shall be at the time and place within Houston, Texas selected by the arbitrators. Notice of the hearing shall be given and the hearing conducted in accordance with the provisions of Sections 171.005, 171.006 and 171.007 of the Texas Civil Practice and Remedies Code. At the hearing, any relevant evidence may be presented by either Party, and the formal rules of evidence applicable to judicial proceedings shall not govern. Evidence may be admitted or excluded in the sole discretion of the arbitrators. The arbitrators shall hear and determine the matter and shall execute and acknowledge their award in writing and deliver a copy thereof to each of the Parties by registered or certified mail.

         If there is only one arbitrator, his or her decision shall be binding and conclusive on the Parties. If there are three arbitrators, the decision of any two shall be binding and conclusive. The submission of a dispute to the arbitrators and the rendering of their decision shall be a condition precedent to any right of legal action on the dispute. A judgment confirming the award of the arbitrators may be rendered by any court having jurisdiction; or such court may vacate,


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modify, or correct the award in accordance with the provisions of the Texas
General Arbitration Act (Texas Civil Practice and Remedies Code Sections 171.013, 171.014 and 171.015).

         If the arbitrators selected pursuant to this Article 5 shall fail to render a decision within seven (7) days of the date of the hearing, they shall be discharged, and three new arbitrators shall be appointed and shall proceed in the same manner and the process shall be repeated until a decision is reached by at least two of the three arbitrators selected.

6.       EFFECTIVE DATE.

         This Agreement shall become effective as of the Closing Date.

7.       NOTICES.

         Except as otherwise provided, all notices, requests, demands and other communications permitted or required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by registered or certified United States mail, postage prepaid, as follows:

         A. If to Contractor, addressed to: David A. Arledge
                                            1932 Norfolk
                                            Houston, TX  77098

         B. If to El Paso, addressed to:    El Paso Energy Corporation
                                            1001 Louisiana Street
                                            Houston, Texas  77001
                                            Attention:  Joel  Richards  III
                                            Its Executive Vice President,
                                            Administration

or to such other address as either Party hereto may request by giving notice as provided in this paragraph.




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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                               EL PASO ENERGY CORPORATION

                                               By /s/ William A. Wise
                                                  ------------------------------
                                                      William A. Wise
                                                   Chairman, President and
                                                   Chief Executive Officer



                                                  /s/ David A. Arledge
                                                  ------------------------------
                                                      David A. Arledge



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